Exhibit 10.8

April 12, 2016

Paul W Sauer, MBA

Dear Paul,

I am pleased to offer you a position with SutroVax, Inc. (the “Company”) as Vice President, Process Development & Manufacturing, reporting to me. If you decide to join us, you will receive a base salary of $235,000.00 per annum ($19,583.33 monthly), which will be paid semi-monthly in accordance with the Company’s normal payroll procedures.

You are also eligible to earn an annual bonus with a value up to 30% of your Base Salary (“Annual Bonus”), prorated for your date of hire. The actual amount of the Annual Bonus will be determined at the sole discretion of the Board based on mutually agreed upon measures of Company performance and is not earned until paid.

As an employee, you will be eligible to receive certain employee benefits including participation in the Company Option Plan. The details of these employee benefits are explained in Exhibit A. You should note that the Company may modify job titles, salaries and benefits from time to time as it deems necessary.

The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks notice.

SutroVax, Inc., 400 East Jamie Court, Suite 205, South San Francisco, CA 94080

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employers, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company Handbook, which the Company will soon complete and distribute.

As a condition of your employment, you are also required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all the arbitration fees, except an amount equal to the filing fees you would have paid had you filed a complaint in a court of law.

To accept the Company’s offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. If you accept our offer, your first day of employment will be April 15, 2016. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews

SutroVax, Inc., 400 East Jamie Court, Suite 205, South San Francisco, CA 94080

or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the President of the Company and you. This offer of employment will terminate if it is not accepted, signed and returned by April 13, 2016.

We look forward to your favorable reply and to working with you at SutroVax.

Sincerely,

/s/ Grant E. Pickering
Grant E. Pickering
President & CEO

SutroVax, Inc.

Accepted and agreed to:

Signature:	/s/ Paul Sauer
Printed Name:	Paul Sauer
Date:	12 Apr 2016

SutroVax, Inc., 400 East Jamie Court, Suite 205, South San Francisco, CA 94080

Exhibit A

Employee Benefits

•	Employee will be granted an Option to purchase 75,000 Common Shares of SutroVax

•	Employee to receive Medical, Dental, Vision, Life, Short-term Disability and Long-term Disability benefits per Company Benefits Policy

•	Employee to be eligible to participate in the Company’s 401(k) Plan

SutroVax, Inc., 400 East Jamie Court, Suite 205, South San Francisco, CA 94080